[LOGO]
Principal
         Financial                                      Principal Life
         Group                                          Insurance Company

                                                        Princor Financial
                                                        Services Corporation


February 11, 2003



Board of Directors
Principal Life Insurance Company
711 High Street
Des Moines, IA  50392

RE       Variable Life Separate Account - Accumulator II Policy

Dear Board of Directors

The Variable Life Separate Account was established by the Board of Directors of Principal Life Insurance Company as a separate account for assets applicable to variable life insurance policies. It was established pursuant to the then existing provisions of the Code of Iowa applicable to the establishment of separate accounts by Iowa domiciled life insurance companies. A Registration Statement on Form N-6 is to be filed by Principal Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the Principal Variable Universal Life Accumulator II Policies (the "Policies").

It is my opinion that:

1. The Variable Life Separate Account is a separate account of the Company duly created and validly existing pursuant to Iowa law.

2. The Policy, when issued in accordance with the Prospectus contained or referred to in the Registration Statement and upon compliance with applicable local law, will be the legal and binding obligation of the Company enforceable in accordance with its terms.

3. All income and expenses and all gains and losses, whether or not realized, of the Variable Life Separate Account, shall be credited to or charged against the Variable Life Separate Account, without regard to income and expenses or gains and losses of the Company.

4. The assets of Policies participating in a division of the Variable Life Separate Account shall not be charged with any liabilities arising from any other business conducted by the Company.

In arriving at the foregoing opinion, I or attorneys under my supervision have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I consent to the filing of this opinion as an exhibit to the Registration Statement for the Policies and to the use of my name under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.

Very truly yours

/s/ Karen E. Shaff

Karen E. Shaff
Senior Vice President
  and General Counsel



The Principal Home Office: Des Moines, Iowa USA 50392-0200 (800) 451-5447 Securities offered through Princor Financial Services Corporation,
Des Moines, IA  50392-0200 FAX (515) 248-4745
Principal Life and Princor are members of the Principal Financial Group